Exhibit 99.1

October 22, 2015

BioSig Technologies, Inc. Appoints Donald E. Foley to its Board of Directors

Accomplished Finance and Institutional Money Management CEO to Join Independent Board and Add Significant Capital Markets, Strategy, and Policy Experience

Minneapolis, MN / October 22, 2015 / BioSig Technologies, Inc. (OTCQB: BSGM) today announced that it has appointed Donald E. Foley to the Board of Directors, effective immediately. Mr. Foley takes the seat of Dr. Asher Holzer, who has agreed to vacate his Board position and take the role of Chief Scientific Officer of the Company. Dr. Holzer has proudly served on the BioSig Board since 2010 and has brought significant value to the shareholders and will continue to in his new position.

Mr. Foley brings extensive financial, economic, capital markets, executive leadership expertise to the Company gained through his successful career on Wall Street and the Fortune 500.

Mr. Foley was elected chief executive officer and chairman of Wilmington Trust in June and July 2010. He joined the Board of Directors in July 2006.

Prior to becoming CEO of Wilmington Trust, Mr. Foley served as senior vice president, treasurer and director of the ITT Corporation, a supplier of advanced technology products and services. He was responsible for ITT’s capital and financing activities, as well as its pension and defined contribution investments. In addition, he was a member of the company’s Executive Council, chairman of ITT Industries of Canada, and served on the boards of several other direct investments and international subsidiaries.

Previously, Mr. Foley was assistant treasurer for International Paper Company and held a progression of capital market, treasury, and tax-related assignments at Mobil Corporation. He began his career at General Electric.

In addition to his experience in leading global companies, Mr. Foley has also been both a member and chairman of the Board of Trustees of Burke Rehabilitation Hospital in Westchester County, New York since 2005. Through his service to the healthcare sector, Mr. Foley has developed an appreciation for health care technology and the challenges and opportunities related to hospital administration.

Kenneth L. Londoner, executive chairman and co-founder of BioSig Technologies, stated, “We are excited to welcome Donald to our Board. Donald further complements and adds to the depth and strength of our independent Board. We look forward to learning from him and know our shareholders will benefit from his relationships and significant experience.”

Mr. Foley stated, “BioSig Technologies has one of the strongest Boards I have seen for a company of its size. The company strongly believes in creating shareholder value, a philosophy I have followed my entire career. I am enthusiastic to bring my skills and relationships to complement my Board colleagues so we can establish BioSig as a market innovator and ultimately, a leader in the EP technology marketplace.”

About BioSig Technologies
BioSig Technologies is a medical device company that is developing a proprietary technology platform designed to improve the $3 billion electrophysiology (EP) marketplace(1) (www.biosigtech.com). Led by a proven management team and a veteran, independent Board of Directors, Minneapolis-based BioSig Technologies is preparing to commercialize its PURE EP System.

PURE EP System is a surface electrocardiogram and intracardiac multichannel recording and analysis system designed to assist electrophysiologists in making clinical decisions in real-time by acquiring and displaying high-fidelity cardiac signal recordings and providing clarity of data which may be used to guide the EPs in identifying ablation targets - areas of tissue to treat that otherwise create a heart rhythm disturbance (arrhythmia).

Analysts forecast the global market for EP devices will grow at a 12.1 percent compound annual growth rate, from $2.5 billion in 2012 to $5.5 billion by 2019(1) - making it one of the fastest growing medical device segments. Just in the US, the number of Atrial Fibrillation (AF) and Ventricular Tachycardia (VT) arrhythmia ablations is forecast to grow at 10.5 percent from 2012 to 2017(2).

BioSig intends to seek FDA 510(k) clearance for the PURE EP System. The Company has achieved proof of concept validation through UCLA labs, and has performed preclinical studies at the Mayo Clinic in Minnesota. The Company is collaborating with several of the nation's most prestigious cardiac arrhythmia centers including Texas Cardiac Arrhythmia Institute, UCLA Cardiac Arrhythmia Center, and Mayo Clinic.

(1) Electrophysiology Devices Market - Global Industry Analysis, Size, Share, Growth, Trends and Forecast, 2013 - 2019

(2) HRI 2013 "Global Opportunities in Medical Devices & Diagnostics" report; triangulation of multiple sources; *AF includes left atrial tachycardia, left WPW, left atrial flutter.

Investor Relations
Brian McLaughlin
BioSig Technologies, Inc.
bmclaughlin@biosigtech.com
917-370-9817